Exhibit 99.1

Press Release 13-08

Goldrich Completes Marisol, Mexico Drilling Results

Spokane WA – August 25, 2008 - Goldrich Mining Company (GRMC:OTC.BB -- $0.23) (“Goldrich” or “the Company”) reports drill results completed at the La Jarra zone of the Marisol bulk-tonnage gold prospect in northern Sonora, Mexico. The diamond-core drill holes are the last two drill holes of a ten-hole program evaluating the grade and continuity of mineralization at the property.

The La Jarra zone is within the concessions controlled by Goldrich, through its Mexico subsidiary Minera LSG, S.A. de C.V. The area is located approximately 1,700 meters (approximately 1 mile) southwest of the Marisol area and includes several small underground workings. La Jarra is situated proximal to a major northeast/southwest-trending structure that separates Jurassic volcanic rocks (on the northwest side) from mineralized calcareous and siliciclastic sediments (on the southeast side). This same structure hosts several small underground workings in the Marisol area.

Two drill holes, totaling 184.9 meters (606.6 feet), were drilled at La Jarra. Drill hole MAR-9 was completed to 159.55 meters (523.5 feet). Hole MAR-10 did not reach its intended target zone of mineralization due to difficult drilling conditions and was terminated at 25.35 meters (82.2 feet).

The table below presents the gold and silver values realized from the La Jarra area drill holes.

DRILL HOLE	FROM meters	TO meters	INTERVAL	Au g/ tonne	Au oz/short ton	Ag g/ tonne	Ag oz/ short ton
			meters (feet)
MAR-9	21.55	31.45	9.9 (32.48)	0.115	0.003	2.47	0.1
	37.65	54.3	16.65 (54.6)	0.337	0.010	39.49	1.2
*including:	50.3	51.5	1.2 (3.94)	3.720	0.109	524.00	15.3
*	interval includes 12.25% Pb (lead)
MAR-10	8.25	11.25	3.0 (9.84)	0.228	0.007	2.45	0.1

Although within the same sedimentary sequence as Marisol, lithologies encountered at La Jarra are coarser grained, more siliceous (quartz-rich), and less calcareous than those observed at the Marisol area. Also, the geochemistry of mineralization is significantly different. At La Jarra, moderately broad zones of low gold-bearing rocks occur with substantially greater concentrations of lead (Pb) and silver (Ag), and lower associated pathfinder elements such as arsenic (As) and molybdenum (Mo). Stratigraphic relationships suggest that lithologies are higher in the sedimentary sequence and the element associations imply a higher level of deposition for mineralization at La Jarra.

Eight drill holes completed earlier at the Marisol area tested 330 meters (1,080 feet) of strike length along the Marisol structure. The holes were reported in the Company’s June 30, 2008 press release. In that press release, the calculation for gold converted from grams per tonne to ounces per short ton, was in error. The table below sets forth the corrected calculation for gold in ounces per short ton.

DRILL HOLE	FROM meters	TO meters	INTERVAL meters (feet)	Au g/ tonne	Corrected Au oz/ short ton
MAR-1	25.5	28.5	3.0 (9.84)	3.060	0.089
	135.95	139	3.05 (10.00)	0.206	0.006

MAR-2	36.7	42.55	5.85 (19.19)	0.566	0.017

MAR-3	31.3	42.35	11.05 (36.25)	1.628	0.047
including:	35.45	40.8	5.35 (17.55)	2.620	0.076

MAR-4	58.85	64.45	5.6 (18.37)	3.784	0.110
including:	60.3	63.25	2.95 (9.68)	5.450	0.159
	127.55	133.55	6.0 (19.69)	0.647	0.019

MAR-5	31.5	39.0	7.5 (24.61)	1.486	0.043
including:	36.0	37.5	1.5 (4.92)	4.110	0.120
	166.7	173.65	6.95 (22.80)	0.124	0.004

MAR-6	46.5	52.5	6.0 (19.69)	0.530	0.015
	76.45	83.35	6.9 (22.64)	0.845	0.025
including:	80.3	81.5	1.20 (3.94)	3.530	0.103
	139.5	157.5	18.0 (59.06)	0.274	0.008
including:	154.5	156.0	1.5 (4.92)	2.550	0.074

MAR-7	Drilled short of target depth; no significant intercepts.

MAR-8	84.0	87.0	3.0 (9.84)	0.433	0.013
	165.0	171.0	6.0 (19.69)	0.297	0.009

Table of drill core assay results for holes MAR-1 through MAR-8,

showing corrected values for gold in oz/short ton.

Drilling and surface exploration of the La Jarra and Marisol areas have determined two distinctly different forms of precious-metal mineralization for the project area. In the vicinity of the Marisol workings, gold is dominant with relatively low silver and lead values, while at the La Jarra area, silver and lead dominate with relatively low gold values. The two forms of mineralization are specially related to a northeast-southwest structure that separates volcanic rocks from sedimentary host rocks. Host rocks in the Marisol area consist of calcareous siltstones and argillite with thin, silty limestone layers, while the rocks at La Jarra are medium-grained siliceous sandstone (arenite).

The upper zone of mineralization at the Marisol area exhibits a style of mineralization similar to that of the prolific Carlin-type gold deposits in Nevada and Santa Gertrudis, Sonora. The gold content of drill intercepts for the upper zone is favorable, but the width of mineralization is less than anticipated. Drilling of the lower zone of mineralization in the Marisol area, which coincides with the northeast/southwest structure trending to La Jarra, indicates a mineralized width of 6 to 16 meters (20 to 52 feet) with variable gold grade that is lower than indicated by samples from surface exposures. Projections of the upper and lower mineralized zones indicate that the zones intersect approximately 100 meters (330 feet) southwest of drill site MAR-8. The Company is evaluating whether this intersection and other areas of surface workings warrant further exploration.

All drill samples for this program are split in the field and held under appropriate security prior to transport to the ALS-Chemex preparation laboratory in Hermosillo, Sonora. All gold assays are prepared from the split core using 50-gram aliquots and fire assay with AA finish. Silver and 33 other elements are determined by standard ICP analyses. ALS-Chemex is an ISO 9000 and ISO 17025 accredited facility.

Rodney Blakestad, J.D., C.P.G., Vice President of Exploration, prepared this news release; the Company is responsible for its contents. For additional information regarding Goldrich, contact Susan Schenk, Manager of Investor Relations: telephone (509) 535-6156;

e-mail ir@goldrichmining.com. Goldrich Mining Company maintains a comprehensive Web site at www.goldrichmining.com.

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Goldrich Mining Company is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  Any statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments that may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.

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